Exhibit 99.1

Neonode Reports Fourth Quarter and Year Ended December 31, 2015 Financial Results

STOCKHOLM, SWEDEN – March 10, 2016 – Neonode Inc. (NASDAQ: NEON), the optical interactive sensing technology company, today reported financial results for the fourth quarter and year ended December 31, 2015.

Highlights:

•	Fiscal 2015 revenue of $11.1 million increased 136% compared to fiscal 2014
•	Automotive market exceeded expectations as more than 340,000 vehicles delivered with Neonode technology in 2015
•	Our customers sold 5.6 million printers with Neonode technology in 2015
•	Announced our first sensor module, AirBar™, specifically designed for PC notebooks
•	More than 30 million products sold with Neonode technology over the last five years

“We made substantial progress during 2015 and set the stage for Neonode to reach profitability in 2016. Our core licensing business is growing and we expect it to continue to grow. In 2016, we will complement our license-based offerings with a sensor module, the first of which is AirBar, a touch sensor for PCs. For the first time we can now offer our customers a complete “plug and touch” module, available in standard sizes. As a result our modules can be embedded into a larger range of products, reducing custom design work with a shorter time to market. Our module business also opens up new opportunities for small to large volume projects and aftermarket accessories for TVs, keyboards, “Virtual Reality”, drones and “Internet of Things” applications. We expect to begin shipping AirBar in the second quarter and have already more than 10,000 pre-orders through our online store at www.air.bar,” said Neonode’s CEO Thomas Eriksson.

“I am also pleased to report that our automotive market has exceeded our expectations. We anticipate continued growth in automotive infotainment systems shipments throughout 2016. As of the end of our third quarter of 2015, we reported that 19 car models offered our technology, and as of today, that number has increased to 26. Our other automotive programs have been progressing as well, and are generating strong interest by the major automotive OEMs,” added Mr. Eriksson.

“The number of customer printers in production has grown from 40 as of third quarter of 2015 to 51 models as of today. In addition, our second major printer customer launched its first printers in January 2016. We expect continued growth from this market as our customers launch new printers during 2016. In addition, our printer customers will start the transition into using our embedded sensor modules for their products in 2016.” concluded Mr. Eriksson.

Financial Results for the Fourth Quarter and fiscal 2015

Net revenue for fiscal 2015 reached $11.1 million, an increase of 136% compared to fiscal 2014, primarily driven by an increase in license fees from e-reader, printer and automotive customers, plus nonrecurring engineering (“NRE”) revenues. Net loss for fiscal 2015 was $7.8 million, or $0.19 per share, compared to a loss of $14.2 million, or $0.36 per share, in fiscal 2014.

Net revenue for the fourth quarter of fiscal 2015 was $3.0 million, an increase of 71% compared to the comparable quarter in 2014. Net loss for the fourth quarter of fiscal 2015 was $2.6 million, or $0.06 loss per share, compared to a net loss of $3.1 million, or $0.08 loss per share, for the comparable quarter in 2014.

Net revenues for the fourth quarter and fiscal 2015 included $1.7 million and $7.1 million, respectively, from technology license fees and $1.2 million and $4.0 million, respectively, from NRE revenue. Net revenues for the fourth quarter and fiscal 2014 included $1.2 million and $3.1 million, respectively, from technology license fees and $0.5 million and $1.6 million, respectively, from NRE services.

The license fee revenue distribution per market for the year ended December 31, 2015 was 38% for printers, 48% for e-readers/tablets and 14% for automotive compared to 33% for printers, 66% for e-readers/tablets and 1% for automotive in 2014.

The license fee revenue distribution per market for the fourth quarter 2015 was 36% for printers, 38% for e-readers/tablets and 26% for automotive compared to 47% for printers, 52% for e-readers/tablets and 1% for automotive in the fourth quarter 2014.

Cash and accounts receivable totaled $4.4 million at December 31, 2015 compared to $7.2 million at December 31, 2014. Common shares on a fully diluted basis totaled approximately 46.5 million shares on December 31, 2015 compared to approximately 45.7 million shares at December 31, 2014.

Conference Call Information

Neonode will host a conference call Thursday March 10, 2016 at 4:30PM Eastern Standard Time (EST) featuring remarks by, and Q&A with, Thomas Eriksson, CEO, Lars Lindqvist, CFO and David Brunton, Head of Investor Relations.

The dial-in number for the conference call is toll-free: (877) 539-0733 (U.S. domestic) or +1 (678) 607-2005 (international). To access the call all participants must use the following Conference ID: #22133625. Please make sure to call at least five minutes before the scheduled start time.

To register for the call, and listen online, please click:

http://event.on24.com/r.htm?e=1117321&s=1&k=994797DF6611751E26154FBA85115F5B

For interested individuals unable to join the live event, a digital recording for replay will be available for 30 days after the call's completion – 3/10/2016 (18:00PM EST) to 4/10/2016 (23:59PM EST). To access the recording, please use one of these Dial-In Numbers (800) 585-8367 or (404) 537-3406, and the Conference ID #22133625.

About Neonode

Neonode Inc. (NASDAQ:NEON) develops and licenses optical interactive sensing technologies. Neonode’s patented optical interactive sensing technology is developed for a wide range of devices like automotive systems, printers and office equipment, PC devices, monitors, mobile phones, tablets and e-readers, toys and gaming devices. NEONODE and the NEONODE Logo are trademarks of Neonode Inc. registered in the United States and other countries. AIRBAR is a trademark of Neonode Inc. All other trademarks are the property of their respective owners. For more information please visit www.neonode.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to reaching profitability in 2016, shipment begin date for AirBar growth in our licensing business, growth in our automotive infotainment business, growth in our printer market and printer customer module transitioning, and other expectations, future performance or future events, and product cost, performance, and functionality matters. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode’s Annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

For more information, please contact:

Investor Relations:

David Brunton

Email: david.brunton@neonode.com

CFO

Lars Lindqvist

E-mail: lars.lindqvist@neonode.com

NEONODE INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	As of	As of
	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash	$3,082	$6,129
Accounts receivable, net	1,346	1,106
Projects in process	158	200
Prepaid expenses and other current assets	747	513
Total current assets	5,333	7,948

Property and equipment, net	594	654
Total assets	$5,927	$8,602

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$965	$566
Accrued expenses	1,314	935
Deferred revenues	1,475	3,403
Current portion of capital lease obligations	57	61
Total current liabilities	3,811	4,965

Capital lease obligations, net of current portion	283	367
Total liabilities	4,094	5,332

Commitments and contingencies (Note 10)

Stockholders’ equity
Series B Preferred stock, 54,425 shares authorized with par value of $0.001; 83 shares issued and outstanding at December 31, 2015 and 2014, respectively. (In the event of dissolution, each share of Series B Preferred stock has a liquidation preference equal to par value of $0.001 over the shares of common stock)	-	-
Common stock, 70,000,000 shares authorized at December 31, 2015 and 2014, respectively, with par value of $0.001; 43,805,586 and 40,455,352 shares issued and outstanding at December 31, 2015 and 2014, respectively	44	40
Additional paid-in capital	175,504	169,010
Accumulated other comprehensive income	46	149
Accumulated deficit	(173,749)	(165,929)
Total Neonode Inc. stockholders’ equity	1,845	3,270
Noncontrolling interests	(12)	-
Total stockholders’ equity	1,833	3,270
Total liabilities and stockholders’ equity	$5,927	$8,602

NEONODE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended December 31,
	2015	2014	2013

Net revenues	$11,115	$4,740	$3,717
Cost of revenues	3,780	1,509	1,642
Gross margin	7,335	3,231	2,075

Operating expenses:
Research and development	6,279	7,373	7,235
Sales and marketing	3,753	3,250	2,732
General and administrative	4,999	6,799	5,079

Total operating expenses	15,031	17,422	15,046
Operating loss	(7,696)	(14,199)	(12,971)

Other expense:
Interest expense	(18)	(14)	-
Other expense, net	(28)	(16)	-
Total other expense	(46)	(30)	-

Loss before provision for income taxes	(7,742)	(14,221)	(12,971)

Provision for income taxes	93	13	109
Net loss including noncontrolling interests	(7,835)	(14,234)	(13,080)
Less: Net loss attributable to noncontrolling interests	(15)	-	-
Net loss attributable to Neonode Inc.	$(7,820)	$(14,234)	$(13,080)

Loss per common share:
Basic and diluted loss per share	$(0.19)	$(0.36)	$(0.37)
Basic and diluted – weighted average number
of common shares outstanding	41,202	39,532	35,266

NEONODE INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Years ended December 31,
	2015	2014	2013

Net loss including noncontrolling interests	$(7,835)	$(14,234)	$(13,080)
Other comprehensive income (loss):
Foreign currency translation adjustments	(103)	138	6
Comprehensive loss	(7,938)	(14,096)	(13,074)
Less: Comprehensive income (loss attributable to noncontrolling interests)	(15)	-	-
Comprehensive loss attributable to Neonode Inc.	$(7,953)	$(14,096)	$(13,074)

NEONODE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net loss (including noncontrolling interests)	$(7,835)	$(14,234)	$(13,080)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,075	1,729	2,656
Bad debt expense	-	167	-
Depreciation and amortization	187	202	144
Loss on disposal of assets	28	16	8
Changes in operating assets and liabilities:
Accounts receivable	(239)	(304)	1,155
Projects in process	38	530	(736)
Prepaid expenses and other current assets	(263)	(60)	95
Accounts payable and accrued expenses	871	363	19
Deferred revenues	(1,925)	(233)	938
Net cash used in operating activities	(8,063)	(11,824)	(8,801)

Cash flows used in investing activities:
Purchase of property and equipment	(198)	(115)	(155)
Proceeds from sale of property and equipment	-	7	-
Net cash used in investing activities	(198)	(108)	(155)

Cash flow from financing activities:
Proceeds from exercise of stock options	-	-	1,060
Proceeds from exercise of warrants	-	36	714
Proceeds from issuance of common stock, net of offering costs	5,422	9,253	6,892
Contributions from noncontrolling interests	3	-	-
Principal payments on capital lease obligations	(57)	(34)	-
Net cash provided by financing activities	5,368	9,255	8,666
Effect of exchange rates on cash	(154)	(9)	8

Net decrease in cash	(3,047)	(2,686)	(282)
Cash at beginning of year	6,129	8,815	9,097

Cash at end of year	$3,082	$6,129	$8,815

Supplemental disclosure of cash flow information:
Cash paid for interest	$18	$14	$-
Cash paid for income taxes	$93	$5	$109

Supplemental disclosure of non-cash investing and financing activities:
Purchase of equipment with capital lease obligation	$-	$530	$-